UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

November 6, 2012
(Date of Report)
(Date of earliest event reported)

JOHN WILEY & SONS, INC.
(Exact name of registrant as specified in its charter)

New York
(State or jurisdiction of incorporation)

0-11507	13-5593032
----------------------------------------------------	---------------------------------------------
Commission File Number	IRS Employer Identification Number
111 River Street, Hoboken NJ	07030
----------------------------------------------------	---------------------------------------------
Address of principal executive offices	Zip Code
Registrant’s telephone number, including area code:	(201) 748-6000
---------------------------------------------

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
  [ ] Written communications pursuant to Rule 425 under the Securities Act(17 CFR 230.425)
  [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17 CFR 240.14a-12)
  [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
       (17 CFR 240.14d-2(b))
  [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
      (17 CFR   240.13e-4(c))

This is the first page of a 4 page document

ITEM 8.01: OTHER EVENTS

On November 1, 2012, John Wiley & Sons Inc., issued the following press release:

Wiley Acquires Efficient Learning Systems, Inc., an eLearning Provider of CPAexcel and Other Products

Acquisition accelerates Wiley's growth in exam prep and e-learning for the finance and accounting market

Hoboken, N.J. (November 1, 2012) -  John Wiley & Sons, Inc. (NYSE:JWa, JWb), a global provider of content and workflow solutions supporting research; professional development; and education, announced today that it has acquired Efficient Learning Systems (ELS), Inc., an e-learning  system provider in areas like professional finance and accounting, for $24 million.  For the fiscal year ending December 2012, ELS’ revenue is expected to be approximately $7 million, and growing rapidly.   Wiley expects the acquisition to be essentially neutral to earnings for its fiscal year ending April 30, 2013.

“This acquisition makes Wiley a leader in the growing CPA test preparation market and provides us with a scalable platform that can be leveraged across other areas of our professional segment,” said Mark Allin, Wiley’s senior vice president, Professional Development.   “ELS is a business with strong growth characteristics, and the acquisition, when combined with Wiley’s global footprint, leadership position in professional accounting and finance, and well-respected CPA review materials, will accelerate our e-learning and high growth market strategies, as well as overall revenue and margin growth.”

ELS’ flagship product, CPAexcel, comprises online self-study, videos, mobile apps, and sophisticated planning tools and has helped over 65,000 professionals prepare for the CPA exam. The service will be delivered directly to professionals around the world seeking to earn credentials. The Company is based in Sedona, Arizona.

“Wiley has an excellent reputation for quality in the CPA and accounting space already.  Together, we will provide comprehensive, unique e-learning programs to professional finance and accounting students, offering “anywhere, anytime” study, practice, and review to help them achieve the certification they are seeking, ” said Rahul Srivastava, Efficient Learning Systems President and CEO, who with his ELS colleagues, is joining Wiley as a result of the acquisition.

Wiley has recently redefined its Professional Development business to focus on professional career development internationally, developing content and content-enabled workflow solutions that to enable customers to become more effective and successful in their professional lives.   It serves communities in business, finance, accounting, talent management, leadership, technology, behavioral health, engineering/architecture and professional educations.

About Wiley
Founded in 1807, John Wiley & Sons, Inc. has been a valued source of information and understanding for more than 200 years, helping people around the world meet their needs and fulfill their aspirations. Wiley and its acquired companies have published the works of more than 450 Nobel laureates in all categories: Literature, Economics, Physiology or Medicine, Physics, Chemistry, and Peace.

Wiley is a global provider of content and content-enabled workflow solutions in areas of scientific, technical, medical, and scholarly research; professional development; and education. Our core businesses produce scientific, technical, medical, and scholarly journals, reference works, books, database services, and advertising; professional books, subscription products, certification and training services and online applications; and education content and services including integrated online teaching and learning resources for undergraduate and graduate students and lifelong learners. Wiley's global headquarters are located in Hoboken, New Jersey, with operations in the U.S., Europe, Asia, Canada, and Australia. The Company's Web site can be accessed at http://www.wiley.com. The Company is listed on the New York Stock Exchange under the symbols JWa and JWb.

About Efficient Learning Systems;
Since 1998 CPAexcel has offered a dynamic computer-based learning system that prepares students and accounting professionals to pass the CPA Exam. CPAexcel CPA Review course materials are structured in Bite-Sized Lessons that keep users focused and increase motivation and retention. CPAexcel also provides students with unlimited free updates and free course repeats.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized

JOHN WILEY & SONS, INC.
Registrant

By	/s/ Stephen M. Smith
Stephen M. Smith
President and Chief Executive Officer

By	/s/ Ellis E. Cousens
Ellis E. Cousens
Executive Vice President and
Chief Financial & Operations Officer

Dated: November 6, 2012